Exhibit 10.4

MONDELĒZ INTERNATIONAL, INC.

CHANGE IN CONTROL PLAN FOR KEY EXECUTIVES

ADOPTED: APRIL 24, 2007

AMENDED: DECEMBER 31, 2009

AMENDED: OCTOBER 2, 2012

AMENDED: MAY 21, 2014

AMENDED: DECEMBER 4, 2014

AMENDED: FEBRUARY 4, 2015

AMENDED: FEBRUARY 22, 2016

MONDELĒZ INTERNATIONAL, INC.

CHANGE IN CONTROL PLAN FOR KEY EXECUTIVES

1. Definitions

For purposes of the Change in Control Plan for Key Executives, the following terms are defined as set forth below (unless the context clearly indicates otherwise):

2005 Plan	The Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended from time to time.

Annual Base Salary

Twelve times the higher of:

(i)    the highest monthly base salary paid or payable to the Participant by the Mondelēz Group for the twelve-month period immediately preceding the month in which the Change in Control occurs, or

(ii)   the highest monthly base salary in effect at any time thereafter,

in each case including any base salary that has been earned and deferred.

Board	The Board of Directors of the Company.

Annual Incentive Award Target	The annual incentive award that the Participant would receive for a fiscal year under the Management Incentive Plan or any comparable annual incentive plan if the target goals were achieved.

Cause	As defined in Section 3.2(b)(i) of this Plan.

Change in Control

The occurrence of any of the following events:

(A) Acquisition of 20% or more of the outstanding voting securities of the Company by another entity or group; excluding, however, the following:

(1) any acquisition by the Mondelēz Group;

(2) any acquisition by an employee benefit plan or related trust sponsored or maintained by any entity within the Mondelēz Group; or

(3) any acquisition pursuant to a merger or consolidation described in clause (C) of this definition.

(B) During any consecutive 24 month period, persons who constitute the Board at the beginning of such period cease to constitute at least 50% of the Board; provided that each new director who is approved by a majority of the directors serving at the beginning of the 24 month period shall be deemed to have been a director at the beginning of such 24 month period;

(C) The consummation of a merger or consolidation of the Company with another company, and the Company is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company; or

(D) The consummation of a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Company’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company.

Code	The U.S. Internal Revenue Code.

Committee	The Board’s Human Resources and Compensation Committee, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

Company	Mondelēz International, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

Date of Termination

If the Participant’s employment is terminated by:

(i)    The Employer for Cause or by the Participant for Good Reason, the Date of Termination shall be the date on which the Participant or the Employer, as the case may be, receives the Notice of Termination (as described in Section 3.2(c)) or any later date specified therein as the case may be.

(ii)   The Employer other than for Cause, death or Disability, the Date of Termination shall be the date on which the Employer notifies the Participant of such termination.

(iii)  Reason of death or Disability, the Date of Termination shall be the date of death of the Participant or the Disability Effective Date, as the case may be.

Notwithstanding the above, in the event that the Date of Termination as determined above is not the last date on which the Participant is employed by the Employer, the Participant’s Date of Termination shall be the last date on which the Participant is employed by the Employer.

Disability	As defined in Section 3.2(b)(ii).

Disability Effective Date	As defined in Section 3.2(b)(ii).

Effective Date	April 24, 2007. The Plan was amended effective December 31, 2009, October 2, 2012, May 21, 2014, December 4, 2014, February 4, 2015, and February 22, 2016.

Employer	The Company or any entity in the Mondelēz Group.

Excise Tax	The excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

Good Reason	As defined in Section 3.2(a).

Key Executive

An employee who, is employed on a regular basis by the Employer and (i) is a Section 16 officer of the Company, or (ii) is otherwise designated by the Committee as eligible to participate in this Plan.

Mondelēz Group	The Company and each of its subsidiaries and affiliates.

Non-Competition Agreement	The agreement of a Participant not to, without the Company’s prior written consent, engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, consultant or otherwise, for a period of up to one (1) year following the Participant’s Date of Termination, with a company that is substantially competitive with a Mondelēz Group business; provided, that if the Participant’s most recent grant agreement contains non-competition standards that are more restrictive that apply to the Participant following termination of employment, the standards in that grant agreement will supersede this provision.

Non-Solicitation Agreement	The agreement of a Participant that he or she will not solicit, directly or indirectly, any employee of the Mondelēz Group, or a surviving entity following a Change in Control, to leave the Mondelēz Group and to work for any other entity, whether as an employee, independent contractor or in any other capacity, for a period of up to one (1) year following the Participant’s Date of Termination; provided, that if the Participant’s most recent grant agreement contains non-solicitation standards that are more restrictive that apply to the Participant following termination of employment, the standards in that grant agreement will supersede this provision.

Non-U.S. Executive	A Key Executive whose designated home country, for purposes of the Employer’s personnel and benefits programs and policies, is other than the United States.

Participant	A Key Executive who meets the eligibility requirements of Section 2.1; provided, however that any Non-U.S. Executive who, under the laws of his or her designated home country or the legally enforceable programs or policies of the Employer in such designated home country, is entitled to receive, in the event of termination of employment (whether or not by reason of a Change in Control), separation benefits at least equal in aggregate amount to the Separation Pay prescribed under Section 3.3(b) of this Plan shall not be considered a Participant for the purposes of this Plan.

Payment	Any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

Plan	The Mondelēz International, Inc. Change in Control Plan for Key Executives, as set forth herein.

Plan Administrator	The third-party accounting, actuarial, consulting or similar firm retained by the Company prior to a Change in Control to administer this Plan following a Change in Control.

Separation Benefits	The amounts and benefits payable or required to be provided in accordance with Section 3.3 of this Plan as potentially modified by Section 3.5.

Separation Pay	The amount or amounts payable in accordance with Section 3.3(b) of this Plan.

U.S. Executive	A Participant whose designated home country, for purposes of the Employer’s personnel and benefits programs and policies, is the United States.

For purposes of these definitions and the Plan, any reference to a statute also refers to any regulations promulgated with respect to the statute and any successor or amendment to the statute, regulation or legal standard.

2. Eligibility

2.1. Participation. Except as set forth in the definition of Participant above, each employee who is a Key Executive on the Effective Date shall be a Participant in the Plan effective as of the Effective Date and each other employee shall become a Participant in the Plan effective as of the date of the employee’s promotion or hire as a Key Executive or designation by the Committee as a Participant.

2.2. Duration of Participation. A Participant shall cease to be a Participant in the Plan if (i) the Participant terminates employment with the Employer under circumstances not entitling him or her to Separation Benefits or (ii) the Participant otherwise ceases to be a Key Executive by role or by action of the Committee. No Key Executive may be removed from Plan participation in connection with or in anticipation of a Change in Control that actually occurs. A Participant who is entitled, as a result of ceasing to be a Key Executive of the Employer, to receive benefits under the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full.

3. Separation Benefits

3.1. Right to Separation Benefits. A Participant shall be entitled to receive from the Employer the Separation Benefits as provided in Section 3.3, if:

(1) a Change in Control has occurred,

(2) the Participant’s employment by the Employer is terminated under circumstances specified in Section 3.2(a), whether the termination is voluntary or involuntary, and

(3)

(i) such termination occurs after such Change in Control and on or before the second anniversary thereof, or

(ii) such termination is reasonably demonstrated by the Participant to have been initiated by a third party that has taken steps reasonably calculated to effect a Change in Control or otherwise to have arisen in connection with or in anticipation of such Change in Control and such Change in Control occurs within 90 days of the termination.

For avoidance of doubt, no Separation Benefits will be payable to a U.S. Participant, until the U.S. Participant has a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) regardless of whether the U.S. Participant has had a termination of employment.

3.2. Termination of Employment.

(a)	Terminations that give rise to Separation Benefits under this Plan. The circumstances specified in this Section 3.2(a) are any termination of employment with the Employer by action of the Mondelēz Group or by a Participant for Good Reason, other than as set forth in Section 3.2(b) below. For purposes of this Plan, “Good Reason” shall mean:

(i)	the assignment to the Participant of any duties substantially inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to the Change in Control, or any other action by the Mondelēz Group that results in a marked diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose:

a.	changes in the Participant’s position, authority, duties or responsibilities that are consistent with the Participant’s education, experience, etc.; and

b.	an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Mondelēz Group promptly after receipt of notice thereof given by the Participant;

(ii)	any material reduction in the Participant’s base salary, annual incentive or long-term incentive opportunity as in effect immediately prior to the Change in Control;

(iii)	the Mondelēz Group’s requiring the Participant to be based at any office or location other than any other location that does not extend the Participant’s home to work commute as of the time of the Change in Control by more than 50 miles; or

(iv)	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company or the Employer would be required to perform it if no such succession had taken place, as and to the extent required by Section 5.

In order for a Participant to terminate employment for Good Reason, the Participant must notify the Company of any event purporting to constitute Good Reason within 45 days following the Participant’s knowledge of its existence. If the Company or the Employer fails to take full corrective action within 30 days of the Participant’s notice, the Participant’s termination of employment will constitute Good Reason for purposes of this Plan.

(b)	Terminations that DO NOT give rise to Separation Benefits under this Plan. Notwithstanding Section 3.2(a), if a Participant’s employment is terminated for Cause or Disability (as those terms are defined below) or as a result of the Participant’s death, or the Participant terminates his or her own employment other than for Good Reason, the Participant shall not be entitled to Separation Benefits under the Plan, regardless of the occurrence of a Change in Control.

(i)	A termination for “Cause” shall have occurred where a Participant is terminated because of:

a.	Continued failure to substantially perform the Participant’s job’s duties (other than resulting from incapacity due to disability);

b.	Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Mondelēz Group where the violation results in significant damage to the Mondelēz Group; or

c.	Engaging in other conduct that adversely reflects on the Mondelēz Group in any material respect.

(ii)	A termination upon Disability shall have occurred where a Participant is absent from the Participant’s duties with the Employer on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative. In such event, the Participant’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Participant (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Participant shall not have returned to full-time performance of the Participant’s duties.

(c)	Notice of termination. Any termination of employment initiated by the Employer for Cause, or by the Participant for Good Reason, shall be communicated by a Notice of Termination to the other party. For purposes of this Plan, a “Notice of Termination” means a written notice that:

(i)	indicates the specific termination provision in this Plan relied upon,

(ii)	to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and

(iii)	specifies the date upon which the Participant’s termination of employment is expected to occur (which date shall be not more than 30 days after the giving of such notice), provided, however, that such specified date shall not be considered the Date of Termination for any purpose of this Plan if such date differs from the Participant’s actual Date of Termination.

The failure by the Participant or the Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Employer, respectively, hereunder or preclude the Participant or the Employer, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Employer’s rights hereunder.

3.3. Separation Benefits. If a Participant’s employment is terminated under the circumstances set forth in Section 3.2(a) entitling the Participant to Separation Benefits, and if the Participant signs a Non-Competition Agreement and a Non-Solicitation Agreement, the Company shall pay or provide, as the case may be, to the Participant the amounts and benefits set forth in items (a) through (f) below (the “Separation Benefits”):

(a)	The Employer shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination (or, if later, 30 days after the date of the Change in Control), or on such later date as required under Section 3.3(g), the sum of:

(A) the Participant’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus

(B) the product of (x) the Participant’s Annual Incentive Award Target and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, plus

(C) any accrued vacation pay, in each case to the extent not theretofore paid.

The sum of the amounts described in sub clauses (A), (B), and (C) shall be referred to as the “Accrued Obligations”.

(b)	The Employer also shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination (or, if later, 30 days after the date of the Change in Control), or on such later date as required under Section 3.3(g), an amount (“Separation Pay”) equal to the product of (A) two (or in the case of a Participant who served as Chairman and/or Chief Executive Officer immediately prior to the Change in Control, 2.99) and (B) the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Annual Incentive Award Target, reduced (but not below zero) in the case of any Participant who is a Non-U.S. Executive by the U.S. dollar equivalent (determined as of the Participant’s Date of Termination) of any payments made to the Participant under the laws of his or her designated home country or any program or policy of the Employer in such country on account of the Participant’s termination of employment.

(c)

Solely with respect to U.S. Participants, for two years after the Participant’s Date of Termination (or, if later, the date of the Change in Control), (or in the case of a Participant who served as Chairman and/or Chief Executive Officer immediately prior to the Change in Control, three years), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Employer shall continue welfare benefits to the Participant and/or the Participant’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies (including, without limitation, medical, prescription, dental, disability, employee/spouse/child life insurance, executive life, estate preservation (second-to-die life insurance) and travel accident insurance plans and programs), as if the Participant’s employment had not been terminated, or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Mondelēz Group and their families; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Notwithstanding the foregoing, the reimbursement of COBRA coverage can be provided, at the Company’s sole discretion, in the form of a lump sum taxable severance payment in lieu of a COBRA subsidy if the COBRA subsidy is found to be discriminatory pursuant to applicable guidance. The period of continuation of any group medical plan coverage under Section

4980B of the Code (the “COBRA Period”) shall run concurrently during the period for which medical coverage is provided to the Participant pursuant to this Section 3.3(c). The provision of medical coverage made during the COBRA Period is intended to qualify for the exception to deferred compensation as a medical benefit provided in accordance with the provisions of Section 409A of the Code and Treasury Regulation §1.409A-1(b)(9)(v)(B). Any reimbursements required to be made to a Participant under any arrangement pursuant to this Section 3.3(c) that is not described in the preceding sentence or is not excepted from Section 409A of the Code under Treasury Regulation § 1.409A-1(a)(5) shall be made to the Participant no later than the end of the Participant’s second taxable year following the date the expense being reimbursed was incurred. The maximum amount of any such welfare benefits provided to a Participant under this provision in any calendar year shall not be increased or decreased to reflect the amount of such welfare benefits provided to such Participant under this provision in a prior or subsequent calendar year. For purposes of determining the Participant’s eligibility for retiree benefits pursuant to such welfare plans, practices, programs and policies, the Participant shall be considered to have remained employed until two years (or in the case of a Participant who served as Chairman and/or Chief Executive Officer immediately prior to the Change in Control, three years) after the Date of Termination; provided, however, that the Participant’s commencement of such retiree benefits shall not be any sooner than the date on which the Participant attains 55 years of age and provided, further, that the Participant’s costs under any such retiree benefits plans, practices, programs or policies shall be based upon actual service with the Mondelēz Group.

(d)	The Employer shall, at its sole expense, provide the Participant with outplacement services through the provider of the Company’s choice, the scope of which shall be chosen by the Participant in his or her sole discretion within the terms and conditions of the Company’s outplacement services policy as in effect immediately prior to the Change in Control, but in no event shall such outplacement services continue for more than two years after the calendar year in which the Participant terminates employment.

(e)	The Employer shall, for two years after the Participant’s Date of Termination (or in the case of a Participant who served as Chairman and/or Chief Executive Officer immediately prior to the Change in Control, three years), or after the Change in Control, if later, or such longer period as may be provided by the terms of the appropriate perquisite, continue to provide the perquisites at least equal to those that the Employer would have provided to the Participant in accordance with the perquisites in effect immediately prior to the Change in Control; provided, however, that the maximum value of perquisites provided to a Participant under this provision in any calendar year shall not be increased or decreased to reflect the value of perquisites provided to such Participant under this provision in a prior or subsequent calendar year. Any reimbursements to a Participant for costs associated with such continued perquisites shall be made no later than the end of the Participant’s second taxable year following the date the Participant incurred such cost. This clause does not apply to personal use of the Company aircraft to the extent that this perquisite is in effect for any Key Executive immediately prior to the Change in Control.

(f)	To the extent not theretofore paid or provided, the Employer shall pay or provide to the Participant, at the time otherwise payable, any other amounts or benefits accrued as of the Participant’s termination of employment and required to be paid or provided or that the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Mondelēz Group.

(g)	Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, then (i) any payments described in Sections 3.3(a) and (b) that the Company determines constitute the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, shall be delayed and become payable within five days after the six-month anniversary of the Participant’s termination of employment and (ii) any benefits provided under Sections 3.3(c) and (e) that the Company determines constitute the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, shall be provided at the Participant’s sole cost during the six-month period after the date of the Participant’s termination of employment, and within five days after the expiration of such period the Company shall reimburse the Participant for the portion of such costs payable by the Company pursuant to Sections 3.3(c) and (e) hereof.

(h)	For all purposes under the applicable Company non-qualified defined benefit pension plan, the Company shall credit the Participant with two (or in the case of a Participant who served as Chairman and/or Chief Executive Officer immediately prior to the Change in Control, three) additional years of service and shall add two (or in the case of a Participant who served as Chairman and/or Chief Executive Officer immediately prior to the Change in Control, three) years to the Participant’s age.

3.4. [Reserved].

3.5. Potential Reduction in Payments for Certain Participants.

(a)	Anything in this Plan to the contrary notwithstanding, with respect to any Participant who is a citizen or resident of the United States, in the event (1) a Change in Control occurs and (2) in connection with such Change in Control it shall be determined that any Payment would be subject to the Excise Tax, then the aggregate Payments to the Participant will be the greater of (i) or (ii) below, after taking into account the Excise Tax and the applicable income and employment taxes payable by the Participant:

(i)	The full amount of the Payments, or

(ii)	An amount (the “Reduced Amount”) that is one dollar less than the smallest amount that would give rise to any Excise Tax.

The Mondelēz Group will bear no responsibility for any Excise Tax payable on any Reduced Amount pursuant to a subsequent claim by the Internal Revenue Service or otherwise. For purposes of determining the Reduced Amount under this Section 3.5(a), amounts otherwise payable to the Participant under the Plan shall be reduced, to the extent necessary, in the following order: first, Separation Pay under Section 3.3(b), then Accrued Obligations payable under Section 3.3(a), other than Annual Base Salary through the Date of Termination, followed by outplacement services payable under Section 3.3(d), welfare benefits payable under Section 3.3(c), and, finally, perquisites payable under Section 3.3(e). In the event that such reductions are not sufficient to reduce the aggregate Payments to the Participant to the Reduced Amount, then Payments due the Participant under any other plan shall be reduced in the order determined by the Plan Administrator in its sole discretion.

(b)	All determinations required to be made under this Section 3.5, including whether Reduced Amount is payable, and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent auditors or such other nationally recognized certified public accounting firm as may be designated by the Company and approved by the Participant (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Mondelēz Group and the Participant.

3.6. Payment Obligations Absolute. Upon a Change in Control and termination of employment under the circumstances described in Section 3.2(a), the obligations of the Mondelēz Group to pay or provide the Separation Benefits shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Mondelēz Group may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment or value of any benefits hereunder be reduced by any compensation or benefits earned by a Participant as a result of employment by another employer, except as specifically provided under Section 3.3.

3.7. Non-Competition and Non-Solicitation. Upon a Change in Control and termination of employment under the circumstances described in Section 3.2(a), the obligations of the Mondelēz Group to pay or provide the Separation Benefits are contingent on the Participant’s adhering to the Non-Competition Agreement and the Non-Solicitation Agreement. Should the Participant violate the Non-Competition Agreement or Non-Solicitation Agreement, the Participant will be obligated to pay back to the Employer the net amounts payable to the Participant pursuant to this Plan and the Employer will have no further obligation to pay the Participant any payments that may be remaining due under this Plan.

3.8. Non-Disparagement. Upon a Change in Control and termination of employment under the circumstances described in Section 3.2(a), the obligations of the Mondelēz Group to pay or provide the Separation Benefits are contingent on the Participant’s adhering to certain non-disparagement provisions. The Participant agrees that the Participant will not disparage, discredit or otherwise treat in a detrimental manner the Mondelēz Group or its officers, directors and employees.

3.9 General Release of Claims. Upon a Change in Control and termination of employment under the circumstances described in Section 3.2(a), the obligations of the Mondelēz Group to pay or provide the Separation Benefits are contingent on the Participant’s (for him/herself, his/her heirs, legal representatives and assigns) execution and non-revocation of a general release in the form and substance to be provided by Employer with the general release becoming effective and non-revocable within 30 days (52 days if Participant’s termination of employment occurs as the result of a group termination) following the Participant’s termination of employment and receipt of the general release, releasing the Mondelēz Group and its officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have against any one or more of them as of the date of this Release, regarding his/her employment or the termination of that employment. The Participant understands that this Release applies to all claims (s)he might have under any federal, state or local statute or ordinance, or the common law, for employment discrimination, wrongful discharge, breach of contract, violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, or the Family and Medical Leave Act, and all other claims related in any way to Participant’s employment or the termination of that employment.

3.10. Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Mondelēz Group and for which the Participant may qualify, nor, subject to Section 6.2, shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Mondelēz Group. Amounts or benefits that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Mondelēz Group will be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan. For avoidance of doubt, any treatment triggered by a change in control in another plan or program maintained by the Company or an Employer which applies to a Participant will apply to the Participant notwithstanding any provision in this Plan to the contrary.

4. Successor to Company

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Mondelēz Group would be obligated under this Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Mondelēz Group’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

5. Duration, Amendment and Termination

5.1. Duration. This Plan shall remain in effect until terminated as provided in Section 5.2. Notwithstanding the foregoing, if a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments or benefits in full.

5.2. Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by the Committee unless a Change in Control has previously occurred. However, after the Board has knowledge of a possible transaction or event that if consummated would constitute a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of Participants, unless and until the Board has determined that all transactions or events that, if consummated, would constitute a Change in Control have been abandoned and will not be consummated, and, provided that the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change in Control. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of Participants, and no Participant shall be removed from Plan participation.

6. Miscellaneous

6.1. Legal Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Mondelēz Group, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided that the Company shall have no obligation under this Section 6.1 to the extent the resolution of any such contest includes a finding denying, in total, the Participant’s claims in such contest.

6.2. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant, the Company or the Participant’s Employer any obligation to retain the Participant as an employee, to change the status of the Participant’s employment as an “at will” employee, or to change the Mondelēz Group’s policies regarding termination of employment.

6.3. Tax Withholding. The Employer may withhold from any amounts payable under this Plan such taxes as shall be required to be withheld pursuant to any applicable law or regulation as determined by the Employer in its sole discretion.

6.4. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.5. Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Commonwealth of Virginia, without reference to principles of conflict of law.

6.6. Section 409A of the Code. The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code. Notwithstanding anything to the contrary in Section 5.2, this Plan may be amended at any time, without the consent of any Participant, to avoid the application of Section 409A of the Code in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Employer shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Employer based on matters covered by Section 409A of the Code, including the tax treatment of any amount payable under the Plan, and the Employer shall not under any circumstances have any liability to any Participant or other person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

6.7 Claim Procedure. If an individual makes a written request alleging a right to receive Separation Benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits. All claims for Separation Benefits under the Plan shall be sent to the General Counsel of the Company and must be received within 30 days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive Separation Benefits under the Plan is not entitled to receive all or a part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the written request, unless the Company determines additional time, not exceeding 90 days, is needed and provides the claimant with notice, during the initial 90-day period, of the circumstances requiring the extension of time and the length of the extension. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Plan Administrator a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Plan Administrator shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review the pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Plan Administrator. The Plan Administrator will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Plan Administrator determines additional time, not exceeding 60 days, is needed, and so notifies the claimant during the initial 60-day period. If the Plan Administrator fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Plan Administrator shall be deemed to have denied the claim. The Committee may revise the foregoing procedures as it determines necessary to comply with changes in the applicable U.S. Department of Labor regulations.

6.8. Unfunded Plan Status. This Plan is unfunded and is intended to qualify as a severance pay plan within the meaning of Labor Department Regulations Section 2510.3-2(b). All payments pursuant to the Plan shall be made from the general funds of the Employer and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Mondelēz Group as a result of participating in the Plan. Notwithstanding the foregoing, the Committee may authorize the creation of trusts or other arrangements to assist in accumulating funds to meet the obligations created under the Plan; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

6.9. Reliance on Adoption of Plan. Subject to Section 5.2, each person who shall become a Key Executive shall be deemed to have served and continue to serve in such capacity in reliance upon the Change in Control provisions contained in this Plan.

6.10. Plan Supersedes Prior U.S. Arrangements. For the period of two years following the occurrence of a Change in Control, the provisions of this Plan shall supersede, with respect to U.S. Participants, any and all plans, programs, policies and arrangements of the Mondelēz Group providing severance benefits other than the 2005 Plan (except whereby Payments under the 2005 Plan are reduced in accordance with Section 3.5 above).

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer effective as of the Effective Date set forth above.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Karen May
Karen May
Executive Vice President, Global Human Resources

[Signature Page to the Mondelēz International, Inc. Change in Control Plan for Key Executives as Amended February 22, 2016]